Exhibit 8.1

[Letterhead of Morgan, Lewis & Bockius LLP]

January 10, 2006

AmeriGas Partners, L.P.

AP Eagle Finance Corp.

460 North Gulph Road

King of Prussia, PA 19406

Re:	AmeriGas Partners, L.P. and AP Eagle Finance Corp., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to AmeriGas Partners L.P., a Delaware limited partnership (the “Partnership”), and AP Eagle Finance Corp., a Delaware corporation and wholly owned finance subsidiary of the Partnership (“AP Eagle Finance”), in connection with the filing of the referenced Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) with respect to the registration of common units of the Partnership and/or Senior Notes Due 2016 of the Partnership and AP Eagle Finance.

We confirm that the discussion contained in the caption “Tax Considerations for Unitholders,” insofar as such discussion refers to matters of federal income tax law and legal conclusions with respect thereto, and subject to the qualifications and assumptions stated therein, constitutes our opinion as to the material United States federal income tax considerations for prospective purchasers of the common units.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP